Exhibit 99.1

CVR Energy Reports Fourth Quarter and Full-Year 2020 Results

•Reported fourth quarter and full-year 2020 net loss of $67 million and $256 million, respectively, negatively impacted by the COVID-19 pandemic and flawed Renewable Fuel Standard program.
•Reacted quickly to COVID-19 pandemic:
◦Operated safely and reliably;
◦Exceeded targeted $50 million annual reduction in operating and SG&A expenses;
◦Safely deferred turnarounds in both petroleum and fertilizer segments.
•Redirected capital from process improvement projects to Wynnewood Renewable Diesel Unit project, intended to offset Renewable Fuel Standard impacts and reduce carbon footprint.

SUGAR LAND, Texas (Feb 22, 2021) – CVR Energy, Inc. (NYSE: CVI) today announced a fourth quarter 2020 net loss of $67 million, or 67 cents per diluted share, on net sales of $1.1 billion, compared to net income of $44 million, or 44 cents per diluted share, on net sales of $1.6 billion for the fourth quarter of 2019. Fourth quarter 2020 EBITDA was $1 million, compared to fourth quarter 2019 EBITDA of $142 million.

For full-year 2020, the Company reported a net loss of $256 million, or $2.54 per diluted share, on net sales of $3.9 billion, compared to net income for full-year 2019 of $380 million, or $3.78 per diluted share, on net sales of $6.4 billion. Full-year 2020 EBITDA was a negative $7 million, compared to $880 million for 2019.

“CVR Energy’s 2020 fourth quarter and full-year results were negatively impacted by demand destruction caused by the global COVID-19 pandemic,” said Dave Lamp, CVR Energy’s Chief Executive Officer. “However, despite continued difficult market conditions driven by narrow crack spreads, tight crude oil differentials and high Renewable Identification Number (RIN) pricing, we exceeded our $50 million target of reducing operating and SG&A expenses year-over-year.

“CVR Partners achieved solid fourth quarter and full-year results, led by record ammonia production for the year, with the Coffeyville and East Dubuque fertilizer plants posting a combined ammonia utilization rate of 95 percent for 2020,” Lamp said. “The record-breaking operating performance of our fertilizer facilities coupled with higher product sales volumes helped offset the lower product pricing that we saw throughout 2020.”

Petroleum

The Petroleum Segment reported a fourth quarter 2020 operating loss of $120 million, on net sales of $1.0 billion, compared to operating income of $82 million, on net sales of $1.5 billion in the fourth quarter of 2019.

Refining margin per total throughput barrel was $1.32 in the fourth quarter 2020, compared to $12.47 during the same period in 2019. Refining margin for the fourth quarter 2020 was negatively impacted by increased RIN prices and the mark-to-market impact of the accrued Renewable Fuel Standard obligation. Crude oil pricing during the quarter led to a favorable inventory valuation impact of $15 million, or 76 cents per total throughput barrel, compared to a favorable impact of $12 million, or 61 cents per total throughput barrel, in the fourth quarter of 2019. The Petroleum Segment also recognized a fourth quarter 2020 derivative loss of $15 million, or 76 cents per total throughput barrel, compared to a loss of $19 million, or 99 cents per total throughput barrel, for the fourth quarter of 2019. Included in the total derivative loss for the fourth quarter of 2020 was an unrealized loss of $23 million, compared to an unrealized loss of $24 million for the fourth quarter of 2019.

Fourth quarter 2020 combined total throughput was approximately 219,000 barrels per day (bpd), compared to approximately 213,000 bpd of combined total throughput for the fourth quarter 2019.

For full-year 2020, operating loss was $281 million, on net sales of $3.6 billion, compared to operating income of $574 million, on net sales of $6.0 billion for the year ended 2019.

The Petroleum Segment’s refining margin per total throughput barrel for 2020 was $4.44, compared to $15.26 for 2019. The decline in crude oil and refined product pricing during the first quarter of 2020 led to an unfavorable inventory valuation impact of $58 million, which is primarily due to a $58 million loss on the value of inventory to reflect its net realizable value, or 87 cents per total throughput barrel. In addition, operating income for 2019 was positively impacted by a $10 million gain on sale of the Cushing, Oklahoma, crude oil terminal. Combined total throughput for full year 2020 decreased to approximately 183,000 bpd, compared to approximately 216,000 bpd for the year ended 2019.

Nitrogen Fertilizer

The Nitrogen Fertilizer Segment reported operating loss of $1 million on net sales of $90 million for the fourth quarter of 2020, compared to an operating loss of $9 million on net sales of $86 million for the fourth quarter of 2019.

Fourth quarter 2020 average realized gate prices for urea ammonia nitrate (UAN) decreased compared to the prior year, down 21 percent to $139 per ton and ammonia decreased 18 percent to $267 per ton. Average realized gate prices for UAN and ammonia were $176 per ton and $324 per ton, respectively, for the fourth quarter of 2019.

CVR Partners’ fertilizer facilities produced a combined 220,000 tons of ammonia during the fourth quarter of 2020, of which 75,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 335,000 tons of UAN. During the fourth quarter 2019, the fertilizer facilities produced 180,000 tons of ammonia, of which 55,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 286,000 tons of UAN.

For the full-year 2020, operating loss was $35 million on net sales of $350 million, compared to operating income of $27 million on net sales of $404 million for the year ended 2019. A non-cash goodwill impairment of $41 million was recognized in the second quarter of 2020.

The average realized gate prices for full-year 2020 for UAN decreased 24 percent to $152 per ton and for ammonia decreased 28 percent to $284 per ton. Average realized gate prices for UAN and ammonia were $199 per ton and $392 per ton, respectively, for the year ended 2019. In 2020, our fertilizer facilities produced a combined 852,000 tons of ammonia, of which 303,000 tons were available for sale, while the rest was upgraded to other fertilizer products, including 1,303,000 tons of UAN. For the year ended 2019, the fertilizer facilities produced 766,000 tons of ammonia, of which 223,000 net tons were available for sale, while the remainder was upgraded to other fertilizer products, including 1,255,000 tons of UAN.

Corporate

The Company reported an income tax benefit of $95 million, or 23.0 percent of loss before income taxes, for the year ended December 31, 2020, compared to income tax expense of $129 million, or 26.2 percent of income before income taxes, for the year ended December 31, 2019. The change in income tax, from an expense to a benefit, was due primarily to changes in pretax income during the year ended December 31, 2020. The change in effective tax rate was due primarily to the effects of the Nitrogen Fertilizer Segment’s goodwill impairment recorded during the year ended December 31, 2020. Additionally, the Company had earnings of $41 million during the year ended December 31, 2020.

Cash, Debt and Dividend

Consolidated cash and cash equivalents was $667 million at Dec 31, 2020. Consolidated total debt and finance lease obligations was $1.7 billion at Dec 31, 2020, including $636 million held by the Nitrogen Fertilizer Segment.

In May 2020, the Board of Directors of CVR Partners’ general partner (the “UAN Board”), on behalf of CVR Partners, authorized CVR Partners to repurchase up to $10 million of its common units. During the year ended December 31, 2020, CVR Partners repurchased 623,177 common units on the open market at a cost of $7 million, inclusive of transaction costs, or an average price of $11.35 per common unit, leaving approximately $3 million in authorization available under the May 2020 authorization. On Feb. 22, 2021, the UAN Board authorized CVR Partners to repurchase up to an additional $10 million of its common units, which may be made from time-to-time through open market transactions, block trades, privately negotiated transactions or otherwise and are subject to market conditions, as well as corporate, regulatory and other considerations. These authorizations do not obligate CVR Partners to acquire any common units and may be cancelled or terminated by the UAN Board at any time.

CVR Energy will not pay a cash dividend and CVR Partners will not pay a cash distribution for the 2020 fourth quarter.

Fourth Quarter 2020 Earnings Conference Call

CVR Energy previously announced that it will host its fourth quarter and full-year 2020 Earnings Conference Call on Tuesday, Feb 23, at 1 p.m. Eastern. This Earnings Conference Call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.

The fourth quarter and full-year 2020 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8291. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/xg2k7tq6. A repeat of the call can be accessed for 14 days by dialing (877) 660-6853, conference ID 13715423.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: impacts of COVID-19, including the duration thereof; continued safe and reliable operations; crack spreads, crude oil differentials and RIN pricing; EPA approvals related to small refinery and general waivers under the Renewable Fuel Standard; crude oil and refined product pricing impacts on inventory valuation; ability to redirect capital to the Wynnewood Renewable Diesel Unit project and to achieve offsets to Renewable Fuel Standard obligations and carbon footprint reduction; production levels and utilization at our nitrogen fertilizer facilities; nitrogen fertilizer sales volumes; ability to upgrade ammonia to other fertilizer products; changes to our effective tax rate; investment income realization levels; purchases under the Unit Repurchase Program (if any); dividends and distributions, including the timing, payment and amount (if any) thereof; total throughput, direct operating expenses, capital expenditures, depreciation and amortization and turnaround expense; timing and deferral of turnarounds and the impacts thereof; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) the health and economic effects of COVID-19, the rate of any economic improvement, demand for fossil fuels and price volatility of crude oil, other feedstocks and refined products; the ability of Company to pay cash dividends and of CVR Partners to make cash distributions; potential operating hazards; costs of compliance with existing, or compliance with new, laws and regulations and potential liabilities arising therefrom; impacts of planting season on CVR Partners; general economic and business conditions; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the petroleum refining and marketing business through its interest in CVR Refining and the nitrogen fertilizer manufacturing business through its interest in CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own 36 percent of the common units of CVR Partners.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Energy, Inc.
(281) 207-3205
InvestorRelations@CVREnergy.com

Media Relations:
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures to evaluate current and past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

The following are non-GAAP measures we presented for the year ended December 31, 2020:

EBITDA - Consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Petroleum EBITDA and Nitrogen Fertilizer EBITDA - Segment net income (loss) before segment (i) interest expense, net, (ii) income tax expense (benefit), and (iii) depreciation and amortization.

Refining Margin - The difference between our Petroleum Segment net sales and cost of materials and other.

Refining Margin adjusted for Inventory Valuation Impacts - Refining Margin adjusted to exclude the impact of current period market price and volume fluctuations on crude oil and refined product inventories recognized in prior periods and lower of cost or market reserves, if applicable. We record our commodity inventories on the first-in-first-out basis. As a result, significant current period fluctuations in market prices and the volumes we hold in inventory can have favorable or unfavorable impacts on our refining margins as compared to similar metrics used by other publicly-traded companies in the refining industry.

Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts, per Throughput Barrel - Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts divided by the total throughput barrels during the period, which is calculated as total throughput barrels per day times the number of days in the period.

Direct Operating Expenses per Throughput Barrel - Direct operating expenses for our Petroleum Segment divided by the total throughput barrels for the period, which is calculated as total throughput barrels per day times the number of days in the period.

Free Cash Flow - Net cash provided by (used in) operating activities less capital expenditures and capitalized turnaround expenditures.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly-traded companies in the refining industry, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Items or Events Impacting Comparability

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.

Petroleum Segment

Coffeyville Refinery - Beginning in March 2020, the Coffeyville Refinery had a planned, full facility turnaround lasting 57 days, which was completed in April 2020. During the year ended December 31, 2020, we capitalized costs of $155 million related to this planned turnaround. During the fourth quarter of 2019, our Coffeyville Refinery capitalized costs of $15 million related to preparations for the same planed turnaround.

Wynnewood Refinery - During the first quarter of 2019, the second phase of the fourth quarter 2017 turnaround on the Wynnewood Refinery hydrocracking unit was completed and $24 million was capitalized.

Nitrogen Fertilizer Segment

East Dubuque Fertilizer Facility - During 2019, the East Dubuque Fertilizer Facility had a planned, full facility turnaround lasting 32 days and cost approximately $1 million in the third and fourth quarters of 2019.

Goodwill Impairment

As of June 30, 2020, a full, non-cash impairment charge of $41 million was recorded. Refer to Note 2 (“Summary of Significant Accounting Policies”) to Part II, Item 8 of the 2020 Annual Report Form 10-K for further discussion.

CVR Energy, Inc.
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share amounts)	2020	2019	2020	2019
Consolidated Statement of Operations Data
Net sales	$1,119	$1,569	$3,930	$6,364
Operating costs and expenses:
Cost of materials and other	1,025	1,262	3,373	4,851
Direct operating expenses (exclusive of depreciation and amortization)	125	136	478	533
Depreciation and amortization	68	70	268	278
Cost of sales	1,218	1,468	4,119	5,662
Selling, general and administrative expenses (exclusive of depreciation and amortization)	19	30	86	117
Depreciation and amortization	2	1	10	9
Loss (gain) on asset disposal	6	1	7	(4)
Goodwill impairment	—	—	41	—
Operating (loss) income	(126)	69	(333)	580
Other income (expense):
Interest expense, net	(32)	(24)	(130)	(102)
Investment income on marketable securities	54	—	41	—
Other income, net	3	2	7	13
(Loss) income before income taxes	(101)	47	(415)	491
Income tax (benefit) expense	(23)	19	(95)	129
Net (loss) income	(78)	28	(320)	362
Less: Net loss attributable to noncontrolling interest	(11)	(16)	(64)	(18)
Net (loss) income attributable to CVR Energy stockholders	$(67)	$44	$(256)	$380

Basic and diluted (loss) earnings per share	$(0.67)	$0.44	$(2.54)	$3.78
Dividends declared per share	$—	$0.80	$1.20	$3.05

EBITDA *	$1	$142	$(7)	$880

Weighted-average common shares outstanding - basic and diluted	100.5	100.5	100.5	100.5

*See “Non-GAAP Reconciliations” section below.

Selected Balance Sheet Data:

(in millions)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$667	$652
Working capital	743	678
Total assets	3,978	3,905
Total debt and finance lease obligations	1,691	1,195
Total liabilities	2,759	2,237
Total CVR stockholders’ equity	1,019	1,393

Selected Cash Flow Data:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Net cash flow provided by (used in):
Operating activities	$28	$94	$90	$747
Investing activities	(27)	(48)	(423)	(121)
Financing activities	(6)	(86)	355	(642)
Net increase (decrease) in cash and cash equivalents	$(5)	$(40)	$22	$(16)

Free cash flow*	$4	$44	$(193)	$588

*See “Non-GAAP Reconciliations” section below.

Selected Segment Data:

(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated
Three Months Ended December 31, 2020
Net sales	$1,030	$90	$1,119
Operating (loss) income	(120)	(1)	(126)
Net loss	(114)	(17)	(78)
EBITDA *	(66)	18	1

Capital Expenditures (1)
Maintenance capital expenditures	$11	$2	$14
Growth capital expenditures	11	—	11
Total capital expenditures	$22	$3	$25

Year Ended December 31, 2020
Net sales	$3,586	$350	$3,930
Operating loss	(281)	(35)	(333)
Net loss	(271)	(98)	(320)
EBITDA *	(74)	41	(7)

Capital Expenditures (1)
Maintenance capital expenditures	$77	$12	$92
Growth capital expenditures	13	4	29
Total capital expenditures	$90	$16	$121

(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated
Three Months Ended December 31, 2019
Net sales	$1,485	$86	$1,569
Operating income (loss)	82	(9)	69
Net income (loss)	81	(25)	28
EBITDA *	135	11	142

Capital Expenditures (1)
Maintenance capital expenditures	$20	$7	$28
Growth capital expenditures	3	1	4
Total capital expenditures	$23	$9	$33

Year Ended December 31, 2019
Net sales	$5,968	$404	$6,364
Operating income	574	27	580
Net income (loss)	559	(35)	362
EBITDA *	788	107	880

Capital Expenditures (1)
Maintenance capital expenditures	$79	$18	$102
Growth capital expenditures	10	2	12
Total capital expenditures	$89	$20	$114

*See “Non-GAAP Reconciliations” section below.
(1)Capital expenditures are shown exclusive of capitalized turnaround expenditures.

(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated
December 31, 2020
Cash and cash equivalents (1)	$429	$31	$667
Total assets	2,991	1,033	3,978
Total debt and finance lease obligations (2)	61	636	1,691

December 31, 2019
Cash and cash equivalents (1)	$583	$37	$652
Total assets	3,187	1,138	3,905
Total debt and finance lease obligations (2)	563	632	1,195

(1)Corporate cash and cash equivalents consisted of $207 million and $32 million at December 31, 2020 and December 31, 2019, respectively.
(2)Corporate total debt and finance lease obligations consisted of $994 million at December 31, 2020, with no debt held at December 31, 2019.

Petroleum Segment

Key Operating Metrics per Total Throughput Barrel

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Refining margin *	$1.32	$12.47	$4.44	$15.26
Refining margin, excluding inventory valuation impacts *	0.56	11.86	5.31	14.71
Direct operating expenses *	3.99	4.63	4.76	4.56

*See “Non-GAAP Reconciliations” section below.

Throughput Data by Refinery

	Three Months Ended December 31,		Year Ended December 31,
(in bpd)	2020	2019	2020	2019
Coffeyville
Regional crude	29,813	63,501	34,652	49,093
WTI	78,051	46,784	51,656	67,382
WTL	—	1,875	—	473
Midland WTI	—	709	—	3,888
Condensate	7,473	6,534	8,243	4,331
Heavy Canadian	—	3,264	1,020	4,711
Other crude oil	10,789	—	5,151	—
Other feedstocks and blendstocks	12,253	10,798	8,321	9,160
Wynnewood
Regional crude	68,471	57,107	56,932	53,848
WTI	—	—	—	3
WTL	3,977	2,649	6,235	668
Midland WTI	333	6,808	1,262	10,995
Condensate	3,324	8,431	6,207	7,666
Other feedstocks and blendstocks	4,056	4,269	3,616	3,753
Total throughput	218,541	212,729	183,295	215,971

Production Data by Refinery

	Three Months Ended December 31,		Year Ended December 31,
(in bpd)	2020	2019	2020	2019
Coffeyville
Gasoline	77,816	73,814	59,419	71,817
Distillate	55,816	53,222	43,209	57,549
Other liquid products	3,019	2,850	3,999	5,810
Solids	3,780	3,643	3,073	4,573
Wynnewood
Gasoline	42,533	39,429	38,640	38,864
Distillate	32,943	33,496	30,638	32,380
Other liquid products	2,918	3,697	2,629	3,223
Solids	25	27	25	30
Total production	218,850	210,178	181,632	214,246

Light product yield (as % of crude throughput) (1)	103.4%	101.2%	100.3%	98.8%
Liquid volume yield (as % of total throughput) (2)	98.4%	97.1%	97.4%	97.1%
Distillate yield (as % of crude throughput) (3)	43.9%	43.9%	43.1%	44.3%

(1)Total Gasoline and Distillate divided by total Regional crude, WTI, WTL, Midland WTI, Condensate, and Heavy Canadian throughput.
(2)Total Gasoline, Distillate, and Other liquid products divided by total throughput.
(3)Total Distillate divided by total Regional crude, WTI, WTL, Midland WTI, Condensate, and Heavy Canadian throughput.

Key Market Indicators

	Three Months Ended December 31,		Year Ended December 31,
(dollars per barrel)	2020	2019	2020	2019
West Texas Intermediate (WTI) NYMEX	$42.70	$56.87	$39.34	$57.04
Crude Oil Differentials to WTI:
Brent	2.49	5.55	3.84	7.12
WCS (heavy sour)	(11.44)	(18.98)	(12.09)	(13.72)
Condensate	(0.28)	(0.10)	(1.19)	(0.76)
Midland Cushing	0.37	0.94	0.20	(0.69)
NYMEX Crack Spreads:
Gasoline	8.51	12.14	10.31	15.43
Heating Oil	11.20	24.82	13.15	24.43
NYMEX 2-1-1 Crack Spread	9.85	18.48	11.73	19.93
PADD II Group 3 Product Basis:
Gasoline	(2.74)	(1.27)	(3.50)	(1.74)
Ultra Low Sulfur Diesel	(0.08)	(2.41)	(1.15)	(1.68)
PADD II Group 3 Product Crack Spread:
Gasoline	5.76	10.88	6.82	13.69
Ultra Low Sulfur Diesel	11.12	22.41	12.00	22.75
PADD II Group 3 2-1-1	8.44	16.65	9.41	18.22

Q1 2021 Petroleum Segment Outlook

The table below summarizes our outlook for certain refining statistics and financial information for the first quarter of 2021. See “Forward-Looking Statements” above.

	Q1 2021
(in millions, except for throughput data)	Low	High
Total throughput (bpd)	185,000	195,000
Direct operating expenses (1) (in millions)	$95	$105
Total capital expenditures (2) (in millions)	$65	$75
Total turnaround expenditures (in millions)	$—	$2

(1)Direct operating expenses are shown exclusive of depreciation and amortization.
(2)Capital expenditures are disclosed on an accrual basis.

Nitrogen Fertilizer Segment

Key Operating Data:

Ammonia Utilization Rates (1)	Two Years Ended December 31,
(percent of capacity utilization)	2020	2019
Consolidated	95%	93%
Coffeyville	95%	94%
East Dubuque	95%	91%

(1)Reflects ammonia utilization rates on a consolidated basis and at each of the Nitrogen Fertilizer Segment’s facilities. Utilization is an important measure used by management to assess operational output at each of the facilities. Utilization is calculated as actual tons produced divided by capacity. The Nitrogen Fertilizer Segment presents utilization on a two-year rolling average to take into account the impact of current turnaround cycles on any specific period. The two-year rolling average is a more useful presentation of the long-term utilization performance of our plants. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With the Nitrogen Fertilizer Segments’ efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well the facilities operate.

Sales and Production Data

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Consolidated sales (thousand tons):
Ammonia	114	62	332	241
UAN	325	293	1,312	1,261

Consolidated product pricing at gate (dollars per ton) (1):
Ammonia	$267	$324	$284	$392
UAN	$139	$176	$152	$199

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	220	180	852	766
Ammonia (net available for sale) (2)	75	55	303	223
UAN	335	286	1,303	1,255

Feedstock:
Petroleum coke used in production (thousand tons)	131	131	523	535
Petroleum coke used in production (dollars per ton)	$30.65	$39.90	$35.25	$37.47
Natural gas used in production (thousands of MMBtus) (3)	2,203	1,646	8,611	6,856
Natural gas used in production (dollars per MMBtu) (3)	$2.77	$2.87	$2.31	$2.88
Natural gas in cost of materials and other (thousands of MMBtus) (3)	2,689	1,474	9,349	6,961
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$2.59	$2.58	$2.35	$3.08

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Ammonia — Southern plains (dollars per ton)	$256	$288	$251	$348
Ammonia — Corn belt (dollars per ton)	340	385	337	435
UAN — Corn belt (dollars per ton)	163	189	168	210

Natural gas NYMEX (dollars per MMBtu)	$2.76	$2.40	$2.13	$2.54

Q1 2021 Nitrogen Fertilizer Segment Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the first quarter of 2021. See “Forward-Looking Statements” above.

	Q1 2021
	Low	High
Ammonia utilization rates (1)
Consolidated	90%	95%
Coffeyville	90%	95%
East Dubuque	90%	95%

Direct operating expenses (2) (in millions)	$35	$40
Total capital expenditures (3) (in millions)	$4	$7

(1)Ammonia utilization rates exclude the impact of Turnarounds.
(2)Direct operating expenses are shown exclusive of depreciation and amortization, turnaround expenses, and impacts of inventory adjustments.
(3)Capital expenditures are disclosed on an accrual basis.

Non-GAAP Reconciliations

Reconciliation of Consolidated Net (Loss) Income to EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Net (loss) income	$(78)	$28	$(320)	$362
Add:
Interest expense, net	32	24	130	102
Income tax (benefit) expense	(23)	19	(95)	129
Depreciation and amortization	70	71	278	287
EBITDA	1	142	(7)	880

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$28	$94	$90	$747
Less:
Capital expenditures	(23)	(36)	(124)	(121)
Capitalized turnaround expenditures	(1)	(14)	(159)	(38)
(Negative) Free cash flow	$4	$44	$(193)	$588

Reconciliation of Petroleum Segment Net (Loss) Income to EBITDA and EBITDA Adjusted for Inventory Valuation Impacts

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Net (loss) income	$(114)	$81	$(271)	$559
Add:
Interest (income) expense, net	(3)	4	(5)	27
Depreciation and amortization	51	50	202	202
Petroleum EBITDA	(66)	135	(74)	788
Inventory valuation impacts, (favorable) unfavorable (1) (2)	(15)	(12)	58	(43)
Petroleum EBITDA adjusted for inventory valuation impacts	(81)	123	(16)	745

(1)The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the inventory valuation impact per total throughput barrel, we utilize the total dollar figures for the inventory valuation impact and divide by the number of total throughput barrels for the period.
(2)Includes an inventory valuation charge of $58 million recorded in the first quarter of 2020, as inventories were reflected at the lower of cost or net realizable value. No such charge was recognized in the second, third and fourth quarters of 2020 or the 2019 periods.

Reconciliation of Petroleum Segment Gross Profit to Refining Margin and Refining Margin Adjusted for Inventory Valuation Impacts

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Net sales	$1,030	$1,485	$3,586	$5,968
Less:
Cost of materials and other	1,003	1,241	3,288	4,765
Direct operating expenses (exclusive of depreciation and amortization)	81	91	319	359
Depreciation and amortization	49	48	194	199
Gross (loss) profit	(103)	105	(215)	645
Add:
Direct operating expenses (exclusive of depreciation and amortization)	81	91	319	359
Depreciation and amortization	49	48	194	199
Refining margin	27	244	298	1,203
Inventory valuation impact, (favorable) unfavorable (3) (4)	(15)	(12)	58	(43)
Refining margin, excluding inventory valuation impacts	$12	$232	$356	$1,160

(3)The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the inventory valuation impact per total throughput barrel, we utilize the total dollar figures for the inventory valuation impact and divide by the number of total throughput barrels for the period.
(4)Includes an inventory valuation charge of $58 million recorded in the first quarter of 2020, as inventories were reflected at the lower of cost or net realizable value. No such charge was recognized in the second, third and fourth quarters of 2020 or the 2019 periods.

Reconciliation of Petroleum Segment Total Throughput Barrels

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total throughput barrels per day	218,541	212,729	183,295	215,971
Days in the period	92	92	366	365
Total throughput barrels	20,105,780	19,571,068	67,085,913	78,829,441

Reconciliation of Petroleum Segment Refining Margin per Total Throughput Barrel

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per total throughput barrel)	2020	2019	2020	2019
Refining margin	$27	$244	$298	$1,203
Divided by: total throughput barrels	20	20	67	79
Refining margin per total throughput barrel	$1.32	$12.47	$4.44	$15.26

Reconciliation of Petroleum Segment Refining Margin Adjusted for Inventory Valuation Impacts per Total Throughput Barrel

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per total throughput barrel)	2020	2019	2020	2019
Refining margin, excluding inventory valuation impacts	$12	$232	$356	$1,160
Divided by: total throughput barrels	20	20	67	79
Refining margin, excluding inventory valuation impacts, per total throughput barrel	$0.56	$11.86	$5.31	$14.71

Reconciliation of Petroleum Segment Direct Operating Expenses per Total Throughput Barrel

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per total throughput barrel)	2020	2019	2020	2019
Direct operating expenses (exclusive of depreciation and amortization)	$81	$91	$319	$359
Divided by: total throughput barrels	20	20	67	79
Direct operating expense per total throughput barrel	$3.99	$4.63	$4.76	$4.56

Reconciliation of Nitrogen Fertilizer Segment Net Loss to EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Nitrogen fertilizer net loss	$(17)	$(25)	$(98)	$(35)
Add:
Interest expense, net	16	16	63	62
Depreciation and amortization	19	20	76	80
Nitrogen fertilizer EBITDA	$18	$11	$41	$107

Reconciliation of Basic and Diluted (Loss) Earnings per Share to Adjusted (Loss) Earnings per Share

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Basic and diluted (loss) earnings per share	$(0.67)	$0.44	$(2.54)	$3.78
Adjustments:
Inventory valuation impacts (1)	(0.11)	(0.08)	0.43	(0.31)
Unrealized gain on marketable securities (1)	(0.40)	—	(0.25)	—
Goodwill impairment (1) (2)	—	—	0.07	—
Adjusted (loss) earnings per share	$(1.18)	$0.36	$(2.29)	$3.47

(1)Amounts are shown after-tax, using the Company’s marginal tax rate, and are presented on a per share basis using the weighted average shares outstanding for each period.
(2)Amount is shown exclusive of noncontrolling interests.

Reconciliation of Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer

Twelve Months Ended December 31, 2020
Total debt and finance lease obligations (1)	$1,691
Less:
Nitrogen Fertilizer debt and finance lease obligations (1)	$636
Total debt and finance lease obligations exclusive of Nitrogen Fertilizer	1,055

EBITDA exclusive of Nitrogen Fertilizer	$(48)

Total debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer	(21.98)

Consolidated cash and cash equivalents	$667
Less:
Nitrogen Fertilizer cash and cash equivalents	31
Cash and cash equivalents exclusive of Nitrogen Fertilizer	636

Net debt and finance lease obligations exclusive of Nitrogen Fertilizer (2)	$419

Net debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer (2)	(8.73)

(1)Amounts are shown inclusive of the current portion of long-term debt and finance lease obligations.
(2)Net debt represents total debt and finance lease obligations exclusive of cash and cash equivalents.

	Three Months Ended				Twelve Months Ended December 31, 2020 (1)
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Consolidated
Net loss	$(101)	$(32)	$(108)	$(78)	$(320)
Add:
Interest expense, net	35	31	31	32	130
Income tax benefit	(36)	(5)	(31)	(23)	(95)
Depreciation and amortization	64	74	69	70	278
EBITDA	$(38)	$68	$(39)	$1	$(7)

Nitrogen Fertilizer
Net loss	$(21)	$(42)	$(19)	$(17)	(98)
Add:
Interest expense, net	16	16	16	16	63
Depreciation and amortization	16	24	18	19	76
EBITDA	$11	$(2)	$15	$18	$41

EBITDA exclusive of Nitrogen Fertilizer	$(49)	$70	$(54)	$(17)	$(48)

(1)Due to rounding, numbers within this table may not add or equal to totals presented.